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Exhibit 99.1

                      CONTACT:
                      Investor Relations
                      Amy Carpi
                      (203) 656-7651
                       amy.carpi@jetblue.com

                      Corporate Communications
                      Gareth Edmondson-Jones
                      (718) 709-3089
                       gareth.edmondson-jones@jetblue.com

JETBLUE ANNOUNCES SECOND QUARTER 2003 EARNINGS

Low-Fare Carrier Achieves Second Quarter Operating Margin of 18.6%;
Announces Tenth Consecutive Quarter of Profitability

New York, NY (July 24, 2003)—JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2003:

  •
  Operating revenues for the quarter totaled $244.7 million, representing growth of 63.9% over operating revenues of $149.3 million in the second quarter of 2002.

  •
  Operating income in the quarter was $45.6 million, resulting in an 18.6% operating margin. This compares with operating income of $27.7 million and an 18.6% operating margin in the second quarter of 2002.

  •
  Net income for the quarter was $37.9 million, representing earnings of $0.55 per diluted share, compared with second quarter 2002 net income of $14.6 million, or $0.22 per diluted share. Net income and diluted earnings per share reflect our receipt of $22.8 million ($11.5 million net of tax and profit-sharing) in compensation related to the Emergency War Time Supplemental Appropriations Act. This compensation increased our diluted earnings per share by $0.17 for the three months ended June 30, 2003.

        "This was a great quarter for JetBlue," commented David Neeleman, chief executive officer. "We continued to demonstrate excellent cost control and solid operational performance in the face of strong growth."

        During the second quarter of 2003, JetBlue achieved a completion factor of 99.9% of scheduled flights, identical to the second quarter of 2002. On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 87.4% in the second quarter of 2003 compared to 85.7% for the same period in 2002. The Company attained a load factor of 85.3%, an improvement of 1.2 points, on a capacity increase of 69.5% over the second quarter of 2002.

        "Without a doubt, JetBlue's success is due to the exceptional efforts put forth by all of our great crewmembers and their focus on delivering The JetBlue Experience to our customers," said Dave Barger, president and chief operating officer.

        For the second quarter 2003, operating revenues increased by 63.9% over 2002 to $244.7 million. Revenue passenger miles increased 71.9% from the second quarter of 2002 to 2.8 billion. Available seat miles grew 69.5% to 3.3 billion. Yield per passenger mile was 8.48 cents, down 4.5% compared to 2002 on a 3.7% increase in average length of haul. Operating revenue per available seat mile (RASM) decreased 3.3% year-over-year to 7.47 cents.

        Operating expenses for the second quarter of 2003 were $199.1 million, up 63.8% from the second quarter of 2002. Operating expense per ASM (CASM) for the second quarter decreased 3.5% year-over-year to 6.07 cents and decreased 2.9% from the first quarter 2003. During the quarter, realized fuel price was 79 cents per gallon, a 14.6% increase over second quarter 2002 realized fuel price of 69 cents. JetBlue ended the quarter with $268 million in cash and short-term investments.

        JetBlue will conduct a conference call to discuss its quarterly earnings today, July 24th, at 10:00 a.m. EDT. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

        JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 45 new Airbus A320 aircraft and is scheduled to place into service another eight A320s by the end of 2003. The airline recently placed an order for 100 EMBRAER 190 aircraft with options for an additional 100. The first EMBRAER 190 is scheduled to be delivered in mid 2005. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV(R) Programming at every seat.(1)

        From its base at New York City's John F. Kennedy International Airport, JetBlue flies to: Fort Lauderdale, Fort Myers, Orlando, Tampa and West Palm Beach, FL; Buffalo, Rochester and Syracuse, NY; Long Beach, Oakland, Ontario, and San Diego, CA; Burlington, VT; Denver, CO; Las Vegas, NV; New Orleans, LA; Salt Lake City, UT; San Juan, Puerto Rico; and Seattle, WA. From Washington DC, the airline serves Fort Lauderdale, FL, and Long Beach and Oakland, CA. From Long Beach, CA, the airline serves Atlanta, GA, Oakland, CA, Las Vegas, NV, Fort Lauderdale, FL and Salt Lake City, UT. JetBlue is scheduled to begin service between Atlanta, GA and Long Beach, CA beginning September 8.

        With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583). This press release, as well as past press releases, can be found on www.jetblue.com.

(1)
DIRECTV(R) service is not available on flights between New York City and San Juan, Puerto Rico.

#    #    #

        This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, potential hostilities in the Middle East or other regions, our ability to implement our growth strategy and our dependence on the New York market, our fixed obligations and our limited operating history, seasonal fluctuations in our operating results, increases in maintenance costs, fuel prices and interest rates, our competitive environment, our reliance on sole suppliers, government regulation, our failure to properly integrate LiveTV or enforce its patents, our ability to hire qualified personnel, the loss of key personnel and potential problems with our workforce including work stoppages, and continuing changes in the airline industry following the September 11th terrorist attacks and the increased risk of future attacks, as well as potential risks with respect to, delivery, placing into service and integration into our operations of the EMBRAER 190 aircraft. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2002 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

2

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
			Percent Change				Percent Change
	2003	2002			2003	2002
OPERATING REVENUES
Passenger	$237,037	$144,295	64.3		$446,940	$273,386	63.5
Other	7,664	5,008	53.0		14,891	9,286	60.4

Total operating revenues	244,701	149,303	63.9		461,831	282,672	63.4
OPERATING EXPENSES
Salaries, wages and benefits	67,827	37,622	80.3		124,728	71,183	75.2
Aircraft fuel	32,457	16,983	91.1		68,423	29,967	128.3
Sales and marketing	14,541	11,785	23.4		25,968	21,635	20.0
Landing fees and other rents	16,309	9,681	68.5		32,597	19,620	66.1
Aircraft rent	14,907	10,298	44.8		27,986	19,789	41.4
Depreciation and amortization	11,471	5,695	101.4		21,793	10,407	109.4
Maintenance materials and repairs	5,366	1,506	256.4		8,698	3,411	155.0
Other operating expenses	36,279	28,026	29.4		71,641	55,575	28.9

Total operating expenses	199,157	121,596	63.8		381,834	231,587	64.9

OPERATING INCOME	45,544	27,707	64.4		79,997	51,085	56.6
Operating margin	18.6%	18.6%	—	pts.	17.3	18.1	(0.8	)pts.
OTHER INCOME (EXPENSE)
Interest expense	(6,023)	(4,725)	27.5		(12,217)	(8,912)	37.1
Capitalized interest	1,221	1,435	(14.9)		2,242	2,732	(17.9)
Interest income and other	1,948	617	215.7		2,720	2,419	12.4
Emergency War Time compensation(1)	22,761	—			22,761	—

Total other income (expense)	19,907	(2,673)			15,506	(3,761)

INCOME BEFORE INCOME TAXES	65,451	25,034	161.4		95,503	47,324	101.8
Income tax expense	27,494	10,448			40,188	19,734

NET INCOME	$37,957	$14,586	160.2		$55,315	$27,590	100.5

EARNINGS PER COMMON SHARE:
Basic	$0.60	$0.27			$0.88	$0.78

Diluted	$0.55	$0.22			$0.80	$0.44

Weighted average shares outstanding:
Basic	62,985	50,682			62,807	27,578
Diluted	69,522	66,504			69,025	62,016

(1)
On May 15, 2003 we received $22.8 million in compensation related to the Emergency War Time Supplemental Appropriations Act. Net of income taxes and profit-sharing, this amounts to $11.5 million, or $0.17 per diluted share for the three and six months ended June 30, 2003.

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended June 30,				Six Months Ended June 30,
			Percent Change				Percent Change
	2003	2002			2003	2002
Revenue passengers	2,209,920	1,332,906	65.8		4,220,537	2,513,823	67.9
Revenue passenger miles (000)	2,795,016	1,625,536	71.9		5,169,862	2,929,811	76.5
Available seat miles (000)	3,275,219	1,932,113	69.5		6,193,290	3,546,783	74.6
Load factor	85.3%	84.1%	1.2	pts.	83.5%	82.6%	0.9	pts.
Breakeven load factor	71.6%	70.9%	0.7	pts.	71.2%	70.0%	1.2	pts.
Aircraft utilization (hours per day)	12.9	13.3	(2.6)		13.0	13.0	—
Average fare	$107.26	$108.26	(0.9)		$105.90	$108.75	(2.6)
Yield per passenger mile (cents)	8.48	8.88	(4.5)		8.65	9.33	(7.4)
Passenger revenue per available seat mile (cents)	7.24	7.47	(3.1)		7.22	7.71	(6.4)
Operating revenue per available seat mile (cents)	7.47	7.73	(3.3)		7.46	7.97	(6.4)
Operating expense per available seat mile (cents) (2)	6.07	6.29	(3.5)		6.16	6.53	(5.7)
Departures	16,133	10,090	59.9		31,544	19,529	61.5
Average stage length (miles)	1,253	1,182	6.0		1,212	1,121	8.1
Average number of operating aircraft during period	41.6	24.6	69.2		40.2	23.4	71.6
Average fuel cost per gallon (cents)	79.01	68.92	14.6		87.80	65.75	33.5
Fuel gallons consumed (000)	41,080	24,641	66.7		77,927	45,575	71.0
Percent of sales through jetBlue.com during period	72.5%	61.3%	11.2	pts.	71.7%	58.3%	13.4	pts.
Full-time equivalent employees at period end					4,475	2,642	69.4

(2)
Excludes direct costs associated with LiveTV third party sales of $268,000 and $499,000 for the three and six months ended June 30, 2003, which are unrelated to our airline operations

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30, 2003	December 31, 2002
Cash and cash equivalents	$253,525	$246,752
Total assets	1,565,322	1,378,923
Total debt	758,320	711,931
Stockholders' equity	480,594	414,673

SOURCE: JetBlue Airways Corporation

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JETBLUE ANNOUNCES SECOND QUARTER 2003 EARNINGS
Low-Fare Carrier Achieves Second Quarter Operating Margin of 18.6%; Announces Tenth Consecutive Quarter of Profitability
JETBLUE AIRWAYS CORPORATION CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)
JETBLUE AIRWAYS CORPORATION